                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._____)*


                          United Leisure Corporation
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                               (Name of Issuer)

                    Common Stock, par value $ 1.0 per share
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                         (Title of Class of Securities)

                                  910776 103
                        ------------------------------
                                 (CUSIP Number)

                                April 29, 1999
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing
                                  Page 1 of 8
information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 SCHEDULE 13 G


  CUSIP NO. 910776 103
            ----------


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      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Klaus Helbert

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      German

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,861,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------

       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,861,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,861,000
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                                 SCHEDULE 13 G

CUSIP NO. 910776 103
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.9

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13 G

CUSIP NO. 910776 103

Item 1.

     (a) NAME OF ISSUER

         United Leisure Corporation

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

         1990 Westwood Boulevard
         Los Angeles, California 90025

Item 2.

     (a) NAME OF PERSON FILING

         Klaus Helbert

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

         65020 Wiesbaden, Postfach 3012, Germany.

     (c) CITIZENSHIP

         German

     (d) TITLE OF CLASS OF SECURITIES

         This filing is made in regard to Common Stock, par value $ 1.0 per share, of United Leisure Corporation (the "Common Stock").

     (e) CUSIP NUMBER

         910776 103

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:



                                 SCHEDULE 13G

CUSIP NO. 910776 103

     (a) [_]  Broker or dealer registered under section 15 of the Act.

     (b) [_]  Bank as defined in section 3(a)(6) of the Act.

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act.

     (d) [_] Investment company registered under section 8 of the Investment Company

              Act of 1940.

     (e) [_] An investment advisor in accordance with section 240 13d-1(b)(1)(ii)(E).

     (f) [_]  An employee benefit plan or endowment fund in accordance with section 240 13d-1(b)(1)(ii)(F).

     (g) [_]  A parent holding company or control person in accordance with section 240 13d-1(b)(ii)(G).

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j) [_]  Group, in accordance with Section 240 13d-1(b)(1)(ii)(J).

Item 4.  OWNERSHIP

     (b)  AMOUNT BENEFICIALLY OWNED:

          1,861,000 shares (includes 112,000 shares which are issuable upon the exercise of warrants to purchase common stock held by Mr. Helbert).

     (c)  PERCENT OF CLASS:

          9.9%

     (d)  Number of shares as to which such person has:

          (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE: 1,861,000.

          (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE:-0-


                                 SCHEDULE 13G

CUSIP NO. 910776 103

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                1,861,000

         (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: -0-



Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

Item 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SCHEDULE 13 G

CUSIP NO. 910776 103

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 28, 2000                             /s/ Klaus Helbert
                                                  ----------------------------
                                                  Signature

                                                  Klaus Helbert
                                                  ----------------------------
                                                  Name/Title